Exhibit 5.2

Skadden, Arps, Slate, Meagher & Flom llp One Manhattan West New York, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

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February 27, 2026

Royal Caribbean Cruises Ltd.
1050 Caribbean Way

Miami, Florida 33132

Re:	Royal Caribbean Cruises Ltd. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Royal Caribbean Cruises Ltd., a Liberian corporation (the “Company”), in connection with the public offering of $1,250,000,000 aggregate principal amount of the Company’s 4.750% Senior Notes due 2033 and $1,250,000,000 aggregate principal amount of the Company’s 5.250% Senior Notes due 2038 (the “Notes”) to be issued under the Base Indenture, dated as of July 31, 2006 (the “Base Indenture”), as amended and supplemented by the Fifth Supplemental Indenture, dated as of February 27, 2026 (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)               the registration statement on Form S-3 (File No. 333-277554) of the Company relating to debt securities and other securities of the Company filed on February 29, 2024 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

Royal Caribbean Cruises Ltd.

February 27, 2026

(b)               the prospectus, dated February 29, 2024 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)               the preliminary prospectus supplement, dated February 12, 2026 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)               the prospectus supplement, dated February 12, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the offering of the Notes in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)               an executed copy of the Underwriting Agreement, dated February 12, 2026 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC., Morgan Stanley & Co. LLC and PNC Capital Markets LLC as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Notes;

(f)                an executed copy of the Base Indenture;

(g)               an executed copy of the Fifth Supplemental Indenture; and

(h)               the global certificates evidencing the Notes executed by the Company and registered in the name of Cede & Co. (the “Note Certificates”), delivered by the Company to the Trustee for authentication and delivery.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties contained in the Underwriting Agreement.

Royal Caribbean Cruises Ltd.

February 27, 2026

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (the “Opined-on Law”).

As used herein, “Transaction Documents” means the Underwriting Agreement, the Indenture and the Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinion stated herein is subject to the following assumptions and qualifications:

(a)               we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)               we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)               except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)               we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e)               we do not express any opinion whether the execution or delivery of any Transaction Document by the Company or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries;

Royal Caribbean Cruises Ltd.

February 27, 2026

(f)                the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any Specified Document that is not a Transaction Document;

(g)               we do not express any opinion with respect to the enforceability of any provision of any Transaction Document to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;

(h)               we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(i)                we have assumed that R. Alexander Lake, Senior Vice President, Chief Legal Officer and Secretary of the Company, has accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment. Further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process;

(j)                we have assumed that subsequent to the effectiveness of the Base Indenture and immediately prior to the issuance of the Notes, the Base Indenture has not been and will not be amended or modified in any way that affects or relates to the Notes;

(k)               we call to your attention that the opinion stated herein is subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion;

(l)                to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality; and

(m)              This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

Royal Caribbean Cruises Ltd.

February 27, 2026

In addition, in rendering the foregoing opinion we have also assumed that, at all applicable times:

(a)               the Company (i) was duly incorporated and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;

(b)               the Company had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents;

(c)               each of the Transaction Documents had been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d)               neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes: (i) conflicted or will conflict with the articles of incorporation or by-laws of the Company, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K), (iii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

(e)               neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Royal Caribbean Cruises Ltd.

February 27, 2026

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

LK